Exhibit 99.1

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

•	MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Christy and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb Fourth Quarter 2009 Earnings Conference Call. [Operator Instructions] After the speakers’ remarks there will be a question-and-answer session. [Operator Instructions] Thank you. I would now like to turn the call over to Garth Russell with KCSA Strategic Communications. Please go ahead, sir.
Garth Russell, Vice President in Investor Relations, KCSA Strategic Communications

Thank you, Christy. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call and other historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confident and other similar expressions typically are used to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results which include, but are not limited to the risks, factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the SEC to which your attention is directed. Therefore actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements.
PFSweb expressly disclaims any intent or obligation to update these forward-looking statements. During this call we may also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales and certain ratios that use these measures.
In our press release with the financial tables issued today which is located on our website at pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures. At this point, it is now my pleasure to turn the call over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer

Thank you, Garth. Good morning, everyone. I’d like to welcome you to our 2009 fourth quarter and our year end conference call. As usual, today with me is Tom Madden, our CFO; Mike Willoughby, our President of our Services Group. I’ll begin with an overview of our financial results and a little bit of highlights, what shaped the year for 2009 and then Mike and Tom will have some prepared comments. And after that we’ll be available for questions.
So exciting times, as you review our results that came out today and the information that we’ll provide you herein, we believe we’re entering a new era for PFSweb, an era we believe will be characterized by stronger growth, improved financial performance and market dominance in a number of evolving web commerce market segments.
Much of the activity and progress that we’ve been discussing on our calls over the past year which is being led by our end-to-end eCommerce services offering has now begun to materialize. We’re showing consistent wins versus our competition, particularly with companies who own families of

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

brands. And we believe we will begin to see the financial impact of this activity in our numbers towards the end of 2010 and into 2011.
While we certainly have challenges to overcome, including the sluggish economy and loss of revenue from the non-renewals of certain contracts over the past year, we are very excited to see a new wave of substantial and sustainable growth opportunities and a number of rapidly evolving eCommerce product segments, as well as many international markets. And Mike will give you a little bit more information on that in a few minutes.
As I look back through 2009, I’d like to give you a few points that I think are the highlights of our business for the year. First, the Services business with its end-to-end eCommerce offering has truly redefined our role and market and escalated our service offering from being a piece of a puzzle to a full solution for our customers and potential customers. As Mike will discuss, this has allowed us to become significantly more competitive in bids for new customers and opened a larger overall market opportunity for us as we look to the future.
For instance, our recently announced agreement with Proctor & Gamble for the P&G eStore was possible because of this end-to-end solution. As you might expect, the announcement of this agreement has garnered significant attention for our services amongst many potential customers, particularly in the fashion and consumer packaged goods, or CPG market segments, such now that we have companies proactively reaching out to us.
Second, several new client agreements have ramped up over the past 12 to 18 months, giving us a significantly more diverse and stable revenue base for the Service Fee business than we had just even a year ago. These new clients have included the launch of programs for Proctor & Gamble, Luxottica’s Group Sunglass Hut, Sephora and the Army Air Force Exchange Services amongst those that we can name. Further, we have finalized and launched a master agreement with a luxury goods retailer for multiple brands and also another iconic brand name that has not yet been disclosed.
Third, as you look at our financial results for the fourth quarter you’ll see that eCOST.com achieved a positive net income result for the fourth quarter of the year. This was possible after we substantially increased the number of products, expanded in the new product segments, like home and sporting goods, developed promotional marketing campaigns, and nurtured an ever-expanding group of repeat shoppers through our special membership programs and marketing activities over the last three years.
Further, we are gaining exponential benefit from the linkage of the eCOST.com business with our PFSweb services agreement, as we share the experiences from pioneering in the interactive marketing and other web retail services and mold them into our range of PFSweb services offerings. And I’ll have a little more information on that in the eCOST segment of the call here in a couple of minutes.
And fourth, as a look back at 2009, I’m actually very proud of our group and in the business model flexibility that we created as you look at the cost containment and rationalization measures we implemented during the recession this past year. It’s led us to identifying new ways to streamline our business and to provide us with we believe are even greater abilities to leverage our structure to minimize costs as we grow in the future.
As you look at our 2009 results, you’ll see a reduction of more than $7 million in our SG&A levels and spending levels as a result of the various actions that we took last year to react to client non-renewals and also obviously the sluggish economic environment. As a result, we were able to report positive free cash flow for 2009 which was the objective that we stated there in the year.

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

As you see the numbers today, we reported $3.7 million of positive free cash flow for 2009 and a $4.2 million adjusted EBITDA performance for the year. So with those four points as the highlight for 2009 as a backdrop, we’d like now to kind of get into the individual business segments and give you a little bit more details. I’ll turn the call now over to Mike who’ll provide you some information on the Services business specifically. Michael?
Michael Willoughby, Senior Partner, President PFSweb Services Division

Thanks, Mark, and good morning, everyone. I’d like to remind you that before I begin commenting with specifics, that when I’m referring to the Services business segment, I’m including both our Supplies Distributors unit and our PFS Service Fee business, since both of these businesses really have the same essential operating business model but with a different underlying financial model.
As Mark indicated earlier, our Service Fee business is experiencing some real traction in the marketplace, and we’re very excited about our end-to-end solution and how the best-in-class features of that offering coupled with the successful launches of our clients’ websites, have positioned us to be a leader in the industry. As a result, we are in the best position ever to capitalize on our robust pipeline of new business.
The value of our new business pipeline is currently estimated to be over $37 million in client-projected annual contract value. And this is after we’ve successfully closed on several new business agreements including the P&G deal. We also hope to see organic growth from our current clients as the economy continues to improve, which coupled with the new business we’re adding, should accelerate our recovery and allow us to further leverage our world-class infrastructure.
One of the many potential drivers for new business is the expansion of consumer packaged good retailers and manufacturers selling products such as household cleaners and beauty supplies, diapers, et cetera, online. And we believe we’re just seeing the start of this trend with CPG manufacturers venturing directly online in a significant way for the first time. We believe the innovation that will occur as a result of the investments that are being made by some of the larger CPG manufacturers in eCommerce will drive a significant increase in the online sales of CPG throughout the industry.
Today, CPG accounts for a small fraction of the overall online sales when you compare to mature product categories such as consumer electronics and sporting goods, books, travel, fragrance and beauty and toys. But once consumers begin seriously buying these everyday types of products online, we believe the CPG category will mature online and could end up being one of the largest components of the eCommerce market.
We believe that we are uniquely positioned with the necessary capabilities with our end-to-end solution and with our extensive eCommerce experience to capitalize on this trend. In addition, our agreement with P&G to develop and deploy the eStore provides us with the ability to be one of the leaders in this rapidly growing industry. And we can help pioneer the evolution of retail sales for this category. In short we believe our timing couldn’t be any better than what it has been.
With regard to the soft launch in the initial operation of the eStore since January, I think it’s safe to say that both PFSweb and P&G are very pleased with how quickly the initiative has come together. And we’re effectively offering a very comprehensive set of CPG merchandise through a best-in-class website that contains a number of very innovative features. And while this site is currently offered only to a select group of Proctor & Gamble and PFSweb employees, we’ve used the experience of this soft launch to further refine the site and prepare the program for public launch this spring.

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

As indicated in our January press release regarding the eStore, Proctor & Gamble views this opportunity primarily as a learning lab environment where we can drive innovation and online sales at CPG, including testing various online marketing programs, product packaging, website features, product fulfillment options, customer care and social networking integration among other things.
And information that we learn from this initiative will be shared with P&G’s channel partners in order to elevate the merchandising and sale of Proctor & Gamble products online regardless of the identity of the retailer and to better respond to the end consumer.
In addition to equipping P&G with best-in-class eCommerce capabilities and providing P&G channel partners with vital information to help them maximize online sales of CPG, we believe the eStore is a great example of the integration of our expansive eCommerce end-to-end service offering with our eCOST direct-to-consumer retail business. And Mark will have more comments on that in the eCOST section. I hope to be able to give you a further update on the P&G relationship and the eStore initiative next quarter and more good news there.
Moving to other new business agreements that were either ramped up programs or were signed in 2009, it was a busy year. As Mark mentioned, we now have programs for Luxottica Group Sunglass Hut and Sephora, AAFES or the Army & Air Force Exchange Service. We have a master agreement with a luxury goods retailer for multiple brands, an iconic brand name apparel client with a site just launched this week as well as a business-to-business eCommerce services agreement with a division of a large Fortune 100 company.
And I’d like to take the time to provide a few details on these individual programs. For the Army & Air Force Exchange Service, we’re supporting the printed exchange AAFES catalog as well as their online store. Our customized solution includes warehousing and order fulfillment services and the technology services required to create multiple interfaces with AAFES’ systems. We’re very excited about this new program and we expect to benefit from organic growth of the program as well as from incremental new opportunities with AAFES.
Next we launched a highly customized B2B eCommerce solution along with customer care and financial services for a single division of a large Fortune 100 company. Specifically, we’re supporting a division of the company that sells consumer products to small businesses, and we’re very excited about this large contract.
Most recently, we signed an agreement and started the design of the complete end-to-end eCommerce solution for a leading board sports brand, taking their apparel and accessories business online for the first time. We expect the official launch of their eCommerce site to occur in July of 2010, and as such we plan on announcing the agreement formally in the coming months.
Finally, we have also signed and implemented a new end-to-end contract with a leading apparel brand for infants and small children. We successfully launched this multi-brand site earlier this week, taking this iconic brand online for the first time. This is an end-to-end eCommerce deal for multiple brands, leveraging all the components of our end-to-end program, including our Demandware eCommerce platform, our Logistics and Fulfillment services, High-Touch Customer Care, Financial services and our Interactive Marketing services.
As I’ve indicated in the past, we will formally announce specific new agreements by name as we’re permitted by our clients. However our clients are often hesitant to disclose their decision to outsource major portions of their operation and we’re sensitive to their wishes, as we back up our commitment to be the brand behind the world’s leading brands.
I think these exciting new business engagements illustrate the success we’ve had this year in bidding on new client agreements with our end-to-end solution. We believe this solution is uniquely positioned in the industry and no other provider that we’re aware of provides such a completely

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

branded solution that offers a single, solid global infrastructure with tremendous leverage and economies of scale in the way that we do.
To summarize, we’ve made some important advances for our business over the past year that are very exciting. We’ve stepped up to the challenges that we face. The recent round of new client programs rolled out, or are in the process of being rolled out this year, as well as our pipeline of pending proposals demonstrates the strong demand for our global solution, both in the U.S. and in European markets.
By utilizing our global eCommerce solution, our market-dominating brands are now empowered to quickly and aggressively tap into new growth opportunities. And they can maximize their existing online channel much more effectively than was previously possible with either an in-house solution or with competing outsource solutions. So once again we’re very excited about where we are and the year that we’ve had. We’re looking forward to the future. And for some highlights from the eCOST.com business, I’m going to turn the floor back over to Mark. Mark?
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer

Okay. Thanks, Mike. Let’s talk just for a few minutes about the eCOST business. That you’ll see throughout the call and our comments today, we’re increasingly finding ways to leverage the investment that we made in the eCOST business into new service offerings and the businesses are really becoming very closely linked in terms of the activities that we’re performing across the line. Also as I mentioned earlier, eCOST reported its first quarter of profitability in the fourth quarter of 2009. This is the first quarter of profitability since the acquisition of the business that we made in 2006. We’re obviously very encouraged by the financial trends we’re seeing for the eCOST.com business, since this is the fifth consecutive quarter of improved online results, and now breaking into profitability.
And probably most important point to remember is that we achieved this milestone in a very soft economic situation. So as such, we’re very excited about the potential that’s there and further through the intangible benefits that we’re getting in terms of sharing our pioneering and development activity that we’re doing at eCOST with our Services business. Certainly there’s more opportunity and things that we can improve on, but we feel like we’re in a really good position as the economy begins to recover this year, hopefully.
For those of you who have been with us a while, you recognize that these results at eCOST were only possible after a significant transformation period over the past several years. Just to recap, the changes that have been made on the eCOST business include:
First of all bringing the eCOST.com business onto the PFSweb platform and developing an end-to-end solution for this business like we would any service fee client in our Services business. This has allowed us to synergize many operational, technology and financial areas of the business and reduce operating costs significantly overall.
Secondly, we’ve substantially expanded the mix of products primarily through virtual warehouse agreements, which offer us significant advantages, such as no inventory risk, allowing us to expand — also allowing us to expand into a number of new product categories, including house wares, sporting goods, office supplies, all with an eye towards driving additional revenue opportunities and obviously higher gross margin percentage for the business on an overall basis.
Third, we’ve made some substantial investments in new technologies in the business, including systems that accurately track sales and customers and various different metrics in the customer acquisition model. Many of the activities there are things now that are bundled together and were

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

the seeds of our Interactive Marketing Services division that we’ve launched at PFS and become part of the retail services piece that’s the linkage between the PFS and eCOST businesses.
Implementing innovative interactive programs that have attracted a greater number of new and repeat customers at a lower cost of acquisition. If you recall in this business, we’ve reduced the cost of customer acquisition to an average of about probably 5 to $6 overall now for new customer costs that were previously was in excess of $20. That makes a significant difference in the overall financial model of the business. And we’ve done this through programs like our membership programs, our Platinum Club membership, and other promotional programs such as Secret Sale, that was launched this past holiday season and Outrageous Offer which was launched in late 2008.
All of these are private sale exclusive club programs that are showing significant success in the industry and much, much higher repeat purchasing patterns from customers. So we will continue to make those kinds of investments that grow those areas of our business because the financial characteristics of the business are quite attractive.
Clearly, there’s still a lot of work to do. We definitely want to continue to grow revenue on a more aggressive basis because we put ourselves in the position where we want to grow the bottom line and we believe that can be done through the continued streamlining of the business processes and functions of an eCOST that have allowed us to lower operating cost substantially. We believe this bodes well for us in the future as the economy rebounds and we do find new innovative ways to leverage our web retailing capabilities and our services offering. We believe we can support substantial growth to the eCOST division without material increases in SG&A, allowing us attractive financial returns as we look to the future for this business.
In summary, eCOST is moving forward in a very positive direction. We have many ways to leverage the intellect and operational capabilities of eCOST.com’s segment into other areas of our business, providing us substantial and tangible value beyond the positive financial contribution trend that we’ve seen in the business over the past year and a bit.
So with that information, let me now turn the call over to Tom who’ll get into some details on the overall financial results for the quarter and the year, and then we’ll be available for questions after that. Tom?
Thomas J. Madden, Senior Partner, Chief Financial Officer and Chief Accounting Officer

Thank you, Mark, and good morning, everyone.
Well as Mark and Mike have both alluded to, I am also pleased with the progress that PFSweb made this quarter and for the year in our business and financial results. We faced important challenges early this year with the loss of the U.S. government clients and the global economic recession. While we knew that both of these challenges would have a material impact on our business, we also trusted that we had a financially sound business remaining that we would be able to grow and support our operations moving forward.
Over the past year, we have taken a number of positive steps toward improving our short and long-term financial results. This has occurred through a balancing act of reducing and closely monitoring costs, while at the same time making the right investments to support our future growth objectives. While our revenue is down on a year-over-year basis, we have made significant adjustments to cost.
First, we acted quickly upon eliminating our direct costs supporting the lost Service Fee business. In addition we have also significantly reduced our SG&A cost infrastructure. Our consolidated SG&A costs were down approximately $2 million or nearly 15% for the December quarter as

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

compared to the same period a year ago, and on a year-to-date basis SG&A is down approximately 7.1 million as compared to the prior year, or again approximately a 14% decrease.
These cost initiatives included a number of components, including reductions in staff earlier this year, executive pay reductions, reduced travel, among other items. We continue to prudently focus on costs while at the same time look for growth opportunities. We have proven historically that we can be successful in leveraging our infrastructure as we grow the business, and are committed to do so again as we bring on new client opportunities.
In evaluating our results for the fourth quarter and year end, I just want to remind everybody that the 2008 numbers that are our comparison quarter for the prior year include the revenue from the U.S. Government contract, which had ramped down during the first quarter of 2009 and officially ended early in the second quarter of 2009. As reported in our press release, our consolidated revenue for PFSweb in the fourth quarter ended December 31 was 95.6 million compared to 112.8 million reported in the fourth quarter 2008. Gross profit for the fourth quarter of 2009 was 10.1 million or 11.7% of net revenue, excluding pass-through revenue, as compared to 13.4 million or 13.4% of net revenue including pass-through revenue in the fourth quarter 2008.
As we have discussed previously, we utilize adjusted EBITDA as a key metric in evaluating our operational performance. In the fourth quarter, our consolidated adjusted EBITDA was 1.1 million as compared to 2.4 million in the prior year period. For the fourth quarter, net loss was 947,000 or approximately $0.10 per basic and diluted share. This compares to a total reported net loss of 16.2 million, or $1.63 per basic and diluted share for the same period last year. I must remind you though that the net loss for 2008’s fourth quarter and year end results for 2008 included a non-cash charge of 16.3 million attributable to the impairment of identifiable intangibles and goodwill of eCOST recorded late 2008.
Now turning to the results for the full year. Our consolidated revenue for the calendar year 2009 was 352 million compared to 452 million in 2008. Gross profit for 2009 was slightly over 39 million or 12% of net revenues, excluding pass-through revenues, compared to 52.8 or 12.7% of net revenues, excluding pass-through revenues again, in 2008. Adjusted EBITDA for calendar year 2009 was 4.2 million as compared to 10.1 million in the prior year. Net loss for the year was 4.6 million or $0.46 per basic and diluted share compared to a net loss of 15.7 million or $1.58 per share for the prior year.
As Mark indicated earlier, we think it’s important to note that for the year 2009, PFSweb generated positive consolidated free cash flow. If you recall at the beginning of calendar year 2009, our target was to generate breakeven to positive free cash flow for the year as our objective. We met that goal by generating $3.7 million of free cash flow for the year, which is consistent with the performance for the prior year. To calculate free cash flow, our calculation takes our net cash provided by operating activities and then subtracts out capital expenditures.
We continue to maintain a solid financial position with total cash and restricted cash as of December 2009 of approximately $17 million. Our debt balance improved this year as well, declining from over $27 million as of December 2008 to approximately 22.5 million as of December 2009. As discussed in our press release, we are pleased to have recently completed the renewals of our financing facilities with IBM Global Finance, Comerica and Fortis, and we believe we have the financing in place to support our current business needs.
Turning now to the performance of select business segments for the year ended December 31, 2009. First, Service Fee revenue decreased to about $59 million from 85 million in the prior year. This decrease is primarily attributable to the non-renewal of the U.S. government agency client relationship but was partially offset by increased service fees generated from new service fee contracts, especially in the second half of 2009. While our SG&A cost reductions helped partially

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

offset the impact of the lower revenue and gross margin, this business segment’s bottom line result is down on a year-over-year basis.
However, we communicated in August 2009 that we believed our June 2009 quarterly results would reflect our trough quarter performance for this segment, as we had not yet seen the benefit of new client wins but had the negative impact of the lost U.S. government contract. As new clients have come on board during late 2009, and we also experienced the seasonal uptick from the holiday season activity, our results for this segment improved strongly in the September and December 2009 quarters.
For our Supplies Distributors business segment, revenue was 183 million in 2009 as compared to 231 million for the prior year. The decrease here is primarily due to the weaker global economic conditions. However, even with this decrease, the business continued to contribute strong bottom line results for us during the year.
And as for eCOST.com, revenue in 2009 was about 85 million compared to $100 million last year. However, as Mark talked about, despite the lower revenue our non-GAAP net loss for eCOST improved to a loss of 1.1 million as compared to $2.1 million loss in the prior year, primarily as a result of improved gross margin performance as well as further cost-cutting measures taken in the business.
Now I’d like to turn the call back over to Mark for some closing remarks.
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer

Thank you, Tom. All right, so just to recap as you could see we’ve got a lot of exciting things going on that’ll help us with growth as we look to the future. We are definitely entering a new era of excitement and potential as we have described. Over the next couple of months we’ll look to update you on our progress with several pending new agreements for the Services business and the upcoming public launch of the eStore with Proctor & Gamble.
I’m excited not only by our ability to persevere through challenging times, but also by our ability to evolve and seek out new opportunities of a world of commerce changes rapidly around us. We look forward to prosperous times ahead.
Operator, that concludes our prepared comments today. We’ll now be available for a few questions.

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

•	QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Your first question comes from Alex Silverman of Special Situations.
<Q>: Good morning.
<A — Mark Layton>: Hi, Alex.
<Q>: Nice looking quarter.
<A — Mark Layton>: Thank you.
<Q>: It appears that the unnamed children’s clothing company appears to be Carter’s, I don’t know if you can confirm that or not, but it appears that there are multiple brands with a single checkout, is that right?
<A — Michael Willoughby>: Well, I think your observations of the Carter’s website are right.
<Q>: Okay. That seems like a unique structure in that multiple brands, one shopping cart. Given that you have got other multi-brand customers, can we expect to see more of that in the future?
<A — Mark Layton>: Well, I think every client situation’s different. In this scenario here, they were looking for a common shopping cart solution. But we have other clients with multiple brands who are looking for — more apt to be common technology architecture and maybe a common shopping cart or maybe a separate shopping cart, or a combination thereof.
One of the larger deals we’re working on right now actually has multiple brands in one grouping but will also have, off that same common technology architecture, specific brand stores with their own unique checkout capabilities to them. And it just has to do with the way each brand’s marketed and where the customer segments are, and how they want the look and feel to be, but it speaks to the flexibility of the solutions that we’re providing, and the brands love it because they get to control how the look and feel ends up. And that flexibility is really a key competitive differentiator for us.
<Q>: Well, it looks great.
<A — Mark Layton>: Thank you.
<Q>: Thanks, guys.
Operator: Your next question comes from Marco Rodriguez of Stonegate Securities.
<Q — Marco Rodriguez>: Good morning, guys. Thanks for taking the questions here.
<A — Mark Layton>: You bet. Good morning, Marco.
<Q — Marco Rodriguez>: Good morning. I was wondering — you guys sounded pretty confident obviously in your competitive position currently given your new end-to-end solution. I was wondering if maybe you could provide a little bit more color in regard to the competitive landscape and what you see or what you sense that your competitor reactions will be to your new solution.
<A — Mark Layton>: Well, in the direct-to-consumer space, there really are only two global providers of solutions available out there, and that’s ourselves and GSI Commerce. And I think that as Mike described in his portion of the prepared comments here, that we have found ourselves in a position with our technology solution in the fashion and in the consumer products areas out there

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

that we’ve got a pretty significant — significantly more attractive and flexible solution to offer to those brands than what our competitor has to offer in that area. How they react, you’d have to ask them that question themselves.
I think that much like GSI carved their niche in sporting goods early on, we’re entering an area here where it’s our time to carve our niche frankly in markets that have the potential to be much larger than the sporting goods segment is today. Now it’ll take years for that to develop, but if you fast-forward a decade from now and compare the two decades against each other, I think you can see some exciting comparisons. And it’s really why we believe we’re kind of entering a new era here where the solutions that we have crafted and now matured in the last 18 months have put us in a unique position to be able to capitalize on some market areas that we think are relatively immature but have the potential to be very large in the years to come.
<Q — Marco Rodriguez>: That’s helpful. So you don’t see any irrationality from them in terms of going after those particular segments where you’re pretty well-established now?
<A — Michael Willoughby>: When you say irrationality, you mean lowering the price unreasonably or doing some things to try to compensate for...
<Q — Marco Rodriguez>: Exactly. Exactly, just coming in with some obscene pricing that they’re probably losing money on or anything of that nature.
<A — Michael Willoughby>: So I think there’s a couple things that keep that from happening. One is that the primary competitor that Mark mentioned has a different niche that they’ve been successful in. I don’t know that they’re motivated to go reduce their expected margins just to try to cannibalize sales from our niches, so we don’t necessarily see that happening. We certainly are competitive with them in deals. But I think it’s a healthy competition where we’re motivated to try to increase the quality of the solution rather than to unreasonably drop pricing.
If you look at other competitors which would be sort of small, regional providers, folks that don’t have the global infrastructure that we have, don’t have the best-in-class capabilities, then we’re competing on quality and capability, and in some cases, we may go in with a price that is quite a bit above one of these other small providers, but if we’re in the right deal I think that the decision’s going to be made on quality and capability and scalability, particularly if the brand has global aspirations, because frankly they’re just going to run out of steam with some of these smaller providers. So I like to say that if we’re in a deal where one of our smaller regional competitors is able to win the deal, one of us a wrong deal, that would probably be us in that situation. Otherwise we’re going to outcompete the smaller guys just with the quality and capabilities we have.
<Q — Marco Rodriguez>: Okay, great. That’s helpful. And then I was wondering if you could talk a little bit in regard to your gross margins in the quarter for Supplies Distributors. It seemed to be a little bit on the higher end, obviously similar to last quarter, but a little bit higher than what you’ve normally done on a historical basis. Can you kind of shed a little more color there in regard to that?
<A — Thomas Madden>: Yes. This is Tom. The gross margins for that business are generally in the 6 to 7% range. This quarter’s performance was toward the high end of that range. Some of it is just some pricing changes that have occurred earlier this year that we still had some benefit from during this quarter. Nothing significant there, so our ongoing level of expectation there is probably closer to that 6 to 6.5% range.
<Q — Marco Rodriguez>: And just to be clear as well, are there any more revenues in the quarter coming from that large U.S. government entity that terminated a little while ago?
<A — Thomas Madden>: No. That contract relationship stopped in early April of 2009.

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<Q — Marco Rodriguez>: Okay. Great. And then I was wondering if you could talk a little bit about the operating expenses. In your prepared remarks, Tom, you talked about the right-sizing that you guys did very quickly, which obviously helped improve your overall financial performance, but you mentioned a couple items that sounded kind of like they were one-time events, like reduction in executive pay and reduction in travel. Can you help kind of quantify or provide some sort of percentages that — of the monies that you reduced on your SG&A lines or the OpEx overall, what was kind of one-time items that might return once the economy improves?
<A — Mark Layton>: I’ll take that. I mean, the biggest portion of those things are going to be variable expenses that were directly related to the services that were discontinued as a result of the non-renewal of the clients that we’ve described out there. So that’s the lion’s share of the adjustments under there. And it speaks to the way we’ve designed our business model, Marco, is that we specifically allocate assets and people to our client activity and — in order to be certain that we keep our business cost structure variable so that when things like this come up obviously you’re distraught with the loss of the gross margin dollars that you earn in these things, but we should be in a position to shed most of the operating costs related to that. Some of them unfortunately are in people, others are in specific infrastructure activity that we have, be it warehouse space or technology components or so on.
So that’s the lion’s share of the reduction that was there. There were also some other unfortunate downsizing activities that were done. Tom mentioned the executive comp piece on an overall basis that those are not material numbers in the big portion of the thing, but certainly something that we felt was appropriate to undertake given the downtick in our financial performance. We have tried to tie our compensation programs here to the company’s financial performance, so as we grow and financial performance improves, and a portion of that improvement would obviously be dedicated to salary increases and things not only at the executive level but obviously overall.
So it was certainly a year where the theme was frugality here. And as business picks up we’ll spend appropriately to be certain that we’re capturing on opportunities, but I would not categorize — you would not see $4 million of the $7 million come back into the SG&A this year, because they were one-time reductions last year. That’s just not the case. The majority of those costs would come back directly related to growth in Service Fee revenue from new clients.
<Q — Marco Rodriguez>: Perfect. That’s very helpful. And then one last quick question. Looking at the eCOST business, the new customer adds that you had in the quarter were a pretty substantial increase sequentially and year over year. Is that a function of the new marketing initiatives you were talking about in your prepared remarks? Or was there something else there?
<A — Mark Layton>: It is a function of a couple of new marketing programs. Specifically I think the largest one is a relationship with eBay that has grown pretty substantially since the middle part of 2009. You’ll see eCOST.com on the eBay Deal of the Day. I believe it’s two days a week throughout 2010. That is driving a very rich vein of new customer activity for us.
However, I must hasten to add that they have substantially different financial characteristics than new customers that we’ve gotten from other sources. So while the numbers on a gross basis of new customers are quite attractive, they tend to be more thrifty-oriented customers looking for smaller deal values. And as a result our average order size with that group is smaller. So overall they’re not — that growth is not as financially attractive as it would have been if we’d have been able to attract a group of customers that were more like our average previously. So a bit of a kind of tempered excitement in that, but certainly it’s an opportunity for us to kind of market to them and try to grow those customers in the future. We’ll know more about that in another six or eight months.
<Q — Marco Rodriguez>: Okay. Perfect. Thanks a lot, guys.
<A — Mark Layton>: Thank you.

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<A — Michael Willoughby>: Thank you.
Operator: Your next question comes from Chris Cerniglia of Stifel Nicolaus.
<Q — Christopher Cerniglia>: Hey, guys.
<A — Mike Layton>: Good morning, Chris.
<Q — Christopher Cerniglia>: Seems like — good morning. Seems like all the pieces of the puzzle are coming together pretty nicely. What are you, management or KCSA doing to get your name in front of, whether it be a research firm? GSI Commerce has got a $1.6 billion market cap and here we sit with 29 million. What are you doing to get your name out in front of new prospective buyers as well as communicate the type of business that you guys are doing?
<A — Mark Layton>: Without getting into too many details, because it’s not all out there yet, but obviously the S-3 shelfs that we filed previously is something that would give some indication that our IR efforts are going to be heightened this year. We will be out in the market more regularly this year with the story that we feel this whole new wave and new era thing, I think it’s something that we’re quite excited about. So with KCSA and some other bankers, we will be more active in the market and I would expect for us to be able to leave 2010 with improved research coverage from basically none in 2009 and previous.
<Q — Christopher Cerniglia>: So, I guess you can’t talk about it, but you’re planning on raising capital some time in ‘09 although you may not need it.
<A — Mark Layton>: Yes, 2010, but...
<Q — Christopher Cerniglia>: 2010, sorry, guys.
<A — Mark Layton>: It’s certainly something that we’ll look at as things go from there. You know it goes hand in hand with trying to get the market cap improvement and the gap that you mentioned there closed. So there’s no definitive plan at this point in time but we’re trying to leave all our options open. And the one thing I will tell you and reiterate again is you will see a heightened IR effort from us this year.
<Q — Christopher Cerniglia>: Great, thank you, good luck.
<A — Mark Layton>: Thank you.
<A — Michael Willoughby>: Thanks, Chris.
Operator: Your next question comes from Aaron Travis of Global Hunter Securities .
<Q>: Hi, fellows. I wanted to ask you about the revenue mix for 2010. Can you give us some color on where you see it between the three business segments?
<A — Thomas Madden>: Well, we haven’t really given any guidance specifically on targets for 2010. I guess the general theme would be that we — our Service Fee business we think that revenue should -it will be targeted to grow this year with the new client activity that we brought on and obviously our 2009 comparison, especially in the first quarter is still going to be a little bit tough because we still had some of the revenue from our U.S. Government client in that quarter, but as we kind of anniversary that event and look forward to the future, we’re hopeful that these new client activities would allow us to report improved revenue growth on a year-over-year basis.

PFSweb, Inc.	PFSW	Q4 2009 Earnings Call	Mar. 25, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Our Supplies Distributors business has really performed at about the same level over the last several quarters, somewhere in that $45 million a quarter range. While it’s down on a year-over-year basis, it’s stayed relatively stable over this period, the last couple of quarters. I don’t expect any significant changes in that business as I look out into 2010. And then on the eCOST side, I guess we’re hopeful that as the economy improves, that we’ll see further growth there from that revenue base.
<Q>: Okay, great. Thanks. One other quick question on the Service Fee business customer concentration, do you have those numbers for us?
<A — Thomas Madden>: Yes. From customer concentration, during 2009, there would have been one client that represented about 15% of our revenue and then several others in that 8 to 10% range, but I think there’s just one that’s over the 10% threshold.
<Q>: Great. Thank you.
Operator: [Operator Instructions] And at this time there are no further questions.
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer

Great. Thank you for your time this morning. Have a great day.
Operator: Thank you. This does conclude today’s conference call. You may now disconnect.